Exhibit 99.2

Intellicheck Mobilisa Announces Reverse Split of Common Stock

Key Step for Strengthening Shareholder Base

PORT TOWNSEND, WA – August 12, 2014 -- Intellicheck Mobilisa, Inc. (NYSE MKT:IDN), a global leader in identity solutions and wireless security systems, announced it effected a one (1) for (8) reverse split of its common stock (the “Reverse Split”) as a step toward the Company’s intention to improve the strength and quality of its shareholder base. The proposal to affect a reverse stock split was approved by the Company’s stockholders at its Special Meeting of Stockholders on August 12, 2014.

Over 84% of the Company’s outstanding shares were voted at the Special Meeting, and over 76% of the votes cast were in favor of the Reverse Split.

The Company effected the Reverse Split pursuant to an amendment of the Company’s certificate of incorporation filed today with the Secretary of State of the State of Delaware. Upon the effectiveness of the Reverse Split, each eight (8) shares of issued and outstanding common stock have been combined into one share of common stock. The Company’s common stock will begin trading on a split-adjusted basis on August 13, 2014 under a new CUSIP number (45817G201).

“We view the Reverse Split as an important step in Intellicheck Mobilisa’s corporate development as we believe it will help to improve the strength and quality of our shareholder base, and enhance our potential to appeal to investors with long-term investment time horizons that mirror the long-term vision our management team has for building shareholder value,” said Nelson Ludlow, Ph.D., President and Chief Executive Officer of Intellicheck Mobilisa. “In addition, the Reverse Split will likely provide alternatives or flexibility in relation to where our common stock is listed and traded in the future.”

As a result of the Reverse Split, the number of outstanding common shares was reduced from approximately 39.5 million to approximately 4.9 million, subject to adjustment for fractional shares.

Shareholders should direct any questions concerning the Reverse Split to their broker or the Company’s transfer agent, Continental Stock Transfer & Trust, at (212) 509-4000. Additional information regarding the Reverse Split can be found in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on July 7, 2014.

About Intellicheck Mobilisa

Intellicheck Mobilisa is a leading technology company providing wireless technology and identity systems for various applications, including mobile and handheld access control and security systems for the government, military and commercial markets. Products include the Fugitive Finder system, an advanced ID card access control product currently protecting military bases and secure federal locations; ID Check, a patented technology that instantly reads, analyzes, and verifies encoded data in magnetic stripes and barcodes on government-issued IDs, designed to improve the Customer Experience for the financial, hospitality and retail sectors; barZapp™, an ID-checking mobile app that allows a user’s smartphone to check an ID card. For more information on Intellicheck Mobilisa, please visit www.icmobile.com.

Safe Harbor Statement

Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. When used in this press release, words such as “will,” “believe,” “expect,” “anticipate,” “encouraged,” and similar expressions, as they relate to the company or its management, as well as assumptions made by and information currently available to the company’s management identify forward-looking statements. Actual results may differ materially from the information presented here. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in the company’s filings with the SEC. We do not assume any obligation to update the forward-looking information.

Contact:

Dian Griesel Int'l.
Investor Relations:
Cheryl Schneider, 212-825-3210
or
Media Relations:
Enrique Briz, 212-825-3210